EX-35.3
(logo) WELLS FARGO

Corporate Trust Services

MAC R1204-010
9062 Old Annapolis Road
Columbia, MD 21045

Tel: 410 884 2000
Fax: 410 715 2380


J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue
31st Floor
New York, New York 10179


RE: Annual Statement of Compliance for JP Morgan Chase Commercial Mortgage Securities Trust 2012-C8,Commercial Mortgage Pass-Through Certificates, Series 2012-Certificates, Series 2012-C8

Per the Pooling and Servicing Agreement dated as of October 1, 2012 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2013 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.


March 7, 2014


/s/Brian Smith
BRIAN SMITH
Vice President


Wells Fargo Bank, N.A.